Exhibit 5.1

300 Spectrum Center Drive, Suite 300
Irvine, California 92618
Telephone No. (949) 484-5667 ● Facsimile No. (949) 209-2545
www.craigbutlerlaw.com
cbutler@craigbutlerlaw.com

May 14, 2026

Board of Directors

Vivakor, Inc.

5220 Spring Valley Rd. Suite 500

Dallas, TX 75254

Re:	Vivakor, Inc. Registration Statement on Form S-1 for the offering by certain selling stockholders of 40,686,375 shares of common stock

Dear Ladies and Gentlemen:

I have acted as counsel to Vivakor, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale of up to 40,686,375 shares of the common stock, $0.001 par value, of the Company (the “Shares”). The Shares consist of shares of up to 40,540,542 that certain of the Selling Stockholders named in the Registration Statement may receive pursuant to the conversion of principal under convertible promissory notes in the aggregate principal amount of $15,000,000 held by such Selling Stockholders under the terms of a Securities Purchase Agreement dated May 7, 2026 (the “Securities Purchase Agreement”) and corresponding convertible Promissory Notes dated May 7, 2026 (the “Notes”), and 145,833 shares of Common Stock currently owned by another of the Selling Stockholders.

In connection with this opinion, I have examined and relied upon the Registration Statement, the Prospectus, the Securities Purchase Agreement, the Notes, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, I have relied upon a certificate of an officer of the Company and have not independently verified such matters. For purposes of the opinion set forth below, I have further assumed that no event occurs that causes the number of authorized and unissued shares of the Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

My opinion is expressed only with respect to the General Corporation Law of the State of Nevada. I express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Board of Directors

Vivakor, Inc.

May 14, 2026

On the basis of the foregoing, and in reliance thereon, and subject to the assumption, qualifications, limitations and exceptions set forth herein, I am of the opinion that the Shares, when issued, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and I have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur.

I hereby consent to the reference to my firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Law Offices of Craig V. Butler

/s/ Craig V. Butler, Esq.

Craig V. Butler, Esq.